Filed Pursuant to Rule 424(b)(3)
Registration No. 333-227808

PROSPECTUS

AT&T Inc.

Offers to Exchange

Up to €878,507,000 aggregate principal amount of new Floating Rate Global Notes due 2023 registered under the Securities Act of 1933, for any and all outstanding unregistered Floating Rate Global Notes due 2023,

Up to €450,273,000 aggregate principal amount of new 1.050% Global Notes due 2023 registered under the Securities Act of 1933, for any and all outstanding unregistered 1.050% Global Notes due 2023,

Up to €1,489,219,000 aggregate principal amount of new 1.800% Global Notes due 2026 registered under the Securities Act of 1933, for any and all outstanding unregistered 1.800% Global Notes due 2026, and

Up to €1,260,469,000 aggregate principal amount of new 2.350% Global Notes due 2029 registered under the Securities Act of 1933, for any and all outstanding unregistered 2.350% Global Notes due 2029.

AT&T Inc. (“AT&T”) is offering to exchange (i) new registered Floating Rate Global Notes due 2023 (the “Floating Rate Exchange Notes”) for its outstanding unregistered Floating Rate Global Notes due 2023 (the “Floating Rate Original Notes”), (ii) new registered 1.050% Global Notes due 2023 (the “1.050% 2023 Exchange Notes”) for its outstanding unregistered 1.050% Global Notes due 2023 (the “1.050% 2023 Original Notes”), (iii) new registered 1.800% Global Notes due 2026 (the “2026 Exchange Notes”) for its outstanding unregistered 1.800% Global Notes due 2026 (the “2026 Original Notes”) and (iv) new registered 2.350% Global Notes due 2029 (the “2029 Exchange Notes” and, together with the 1.050% 2023 Exchange Notes and the 2026 Exchange Notes, the “Fixed Rate Exchange Notes” and, together with the Floating Rate Exchange Notes, the “Exchange Notes”) for its outstanding unregistered 2.350% Global Notes due 2029 (the “2029 Original Notes” and, together with the Floating Rate Original Notes, the 1.050% 2023 Original Notes and the 2026 Original Notes, the “Original Notes”). The Original Notes and the Exchange Notes are sometimes referred to in this prospectus together as the “Notes”. The terms of each series of the Exchange Notes are substantially identical to the terms of the applicable series of Original Notes, except that the Exchange Notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions and registration rights and related special interest provisions applicable to the Original Notes do not apply to the Exchange Notes. The Original Notes may only be tendered in an amount equal to €100,000 in principal amount and in integral multiples of €1,000 thereafter. Interest on the Fixed Rate Exchange Notes will accrue from the most recent date on which interest on the Original Notes has been paid, which, for the avoidance of doubt, is September 4, 2018, and will be payable annually in arrears on September 4, commencing on September 4, 2019. Interest on the Floating Rate Exchange Notes will accrue from the most recent date on which interest on the Original Notes has been paid, and will be payable on March 4, June 4, September 4 and December 4 of each year, commencing on March 4, 2019. We will deem the right to receive any interest accrued but unpaid on the Original Notes waived by you if we accept your Original Notes for exchange. Accordingly, holders whose tenders are accepted for exchange will not receive any payment in respect of accrued interest on such Original Notes, unless the record date for any such interest payment occurs before the completion of the Exchange Offers. We refer to these offers as the “Exchange Offers”. For a more detailed description of the Exchange Notes, see “Description of Exchange Notes”.

We are not asking you for a proxy and you are requested not to send us a proxy. You do not have dissenters’ rights of appraisal in connection with the Exchange Offers. See “The Exchange Offers — Absence of Dissenters’ Rights of Appraisal”.

The Original Notes are currently listed on the Global Exchange Market of the Irish Stock Exchange (the “ISE”). We intend to delist any remaining untendered Original Notes from the ISE and list the Exchange Notes on the New York Stock Exchange (“NYSE”). We expect trading in the Exchange Notes to begin within 30 days of the Settlement Date.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the Expiration Date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” below.

Holders of Original Notes may opt out of any Exchange Offer in accordance with the applicable procedures of Euroclear (as defined below) or Clearstream Luxembourg (as defined below) at any time at or prior to the Expiration Date (as defined below) of the Exchange Offers. The Exchange Offers will expire at 4:00 p.m., Central European Time, on December 3, 2018, unless extended or earlier terminated by us (such date, as the same may be extended or earlier terminated with respect to any or all series of Exchange Notes, the “Expiration Date”). The Exchange Offers are subject to customary conditions discussed under “The Exchange Offers — Conditions to the Exchange Offers”. No Exchange Offer is conditioned upon any other Exchange Offer, and we may terminate or extend any Exchange Offer without terminating or extending the other Exchange Offers.

Investing in the Exchange Notes involves risks. See “Risk Factors” beginning on page 37 of our 2017 Annual Report to Stockholders, portions of which are filed as Exhibit 13 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and “Risk Factors” beginning on page 69 of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018, which are incorporated by reference herein, and on page 8 of this prospectus, to read about factors you should consider before investing in the Exchange Notes.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated October 31, 2018.

ABOUT THIS PROSPECTUS

No person has been authorized to give any information or any representation concerning us or the Exchange Offers (other than as contained in this prospectus) and we take no responsibility for, nor can we provide any assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of the incorporated document, as applicable.

In making an investment decision, prospective investors must rely on their own examination of us, and the terms of the Exchange Offers, including the merits and risks involved. Prospective investors should not construe anything in this prospectus as legal, business or tax advice. Each prospective investor should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the Exchange Offers and to invest in the Exchange Notes under applicable legal investment or similar laws or regulations.

There are no guaranteed delivery provisions provided for in conjunction with the Exchange Offers under the terms of this prospectus. Tendering holders must tender their Original Notes in accordance with the procedures set forth under “The Exchange Offers — Procedures for Tendering Original Notes”.

This prospectus contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All such summaries are qualified in their entirety by such reference. See “Where You Can Find More Information”.

When we refer to “we”, “our” or “us” in this prospectus, we mean AT&T Inc. and its consolidated subsidiaries unless the context explicitly otherwise requires.

FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference in this prospectus statements that may constitute “forward-looking statements”. These estimates and statements are subject to risks and uncertainties, and actual results might differ materially. Such estimates and statements include, but are not limited to, statements about AT&T’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of AT&T and are subject to significant risks and uncertainties outside of our control.

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Statements included in or incorporated by reference into this prospectus or any prospectus supplement, that are not historical facts, including statements about the beliefs and expectations of the management of AT&T, are forward-looking statements. Words such as “believes”, “anticipates”, “estimates”, “expects”, “intends”, “aims”, “potential”, “will”, “would”, “could”, “considered”, “likely”, “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. While AT&T believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the control of AT&T. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur. Actual results may differ materially from the current expectations of AT&T depending upon a number of factors affecting its businesses and risks associated with the successful completion of the Exchange Offers. These factors include, but are not limited to, risks and uncertainties detailed in AT&T’s periodic public filings with the SEC, including those discussed under the sections entitled “Risk Factors” in AT&T’s 2017 Annual Report to Stockholders, portions of which are filed as Exhibit 13 to AT&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in AT&T’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018, and the factors contained or incorporated by reference into such documents and in subsequent filings by AT&T with the SEC, and in this prospectus, including in the section captioned “Risk Factors”.

Except as otherwise required by law, AT&T is not under any obligation, and expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, that may be made from time to time, whether as a result of new information, future events, or otherwise. Persons reading this prospectus are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-4 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet site.

This prospectus incorporates by reference business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge upon written or oral request directed to: AT&T, Attention: Stockholder Services, One AT&T Plaza, 208 South Akard Street, Dallas, Texas 75202, Telephone (210) 821-4105.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC and incorporate herein will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the filing of the registration statement to which this prospectus relates and prior to the effectiveness of such registration statement and all such future filings that we make with the SEC until the Expiration Date (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC rules):

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 20, 2018 (the “Annual Report”);

2.	Our quarterly reports on Form 10-Q for the quarter ended March 31, 2018 filed with the SEC on May 3, 2018; and for the quarter ended June 30, 2018 filed on August 2, 2018;

3.

The portions of our Proxy Statement on Schedule 14A for our 2018 annual meeting of stockholders filed with the SEC on March 12, 2018 that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017; and

4.

Our current reports on Form 8-K filed on January 31, 2018, February 2, 2018, February 5, 2018, February 15, 2018, February 23, 2018, February 27, 2018, March 12, 2018, March 22, 2018, March 29, 2018, April 6, 2018, April 10, 2018, April 23, 2018, April 25, 2018, May 1, 2018, May 22, 2018, June 15, 2018, June 25, 2018, July 3, 2018, July 24, 2018, August 1, 2018, August 3, 2018, August 17, 2018, August 22, 2018, August 27, 2018, September 11, 2018, September 18, 2018, September 20, 2018, September 21, 2018, October 10, 2018, October 12, 2018 and October 24, 2018, and our current report on Form 8-K/A filed on August 27, 2018.

Documents incorporated by reference are available from the SEC as described above or from us without charge, excluding exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You may request a copy of this prospectus and any of the documents incorporated by reference into this prospectus or other information concerning AT&T, without charge, by written or telephonic request directed to AT&T, Attention: Stockholder Services, One AT&T Plaza, 208 South Akard Street, Dallas, Texas 75202, Telephone (210) 821-4105; or from the SEC through the SEC website at the address provided above.

To receive timely delivery of the documents prior to the Expiration Date, you should make your request no later than five business days before the date you must make your investment decision, or November 26, 2018.

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SUMMARY

This summary provides an overview of selected information. Because this is only a summary, it may not contain all of the information that may be important to you in understanding the Exchange Offers. You should carefully read this entire prospectus, including the section entitled “Risk Factors”, as well as the information incorporated by reference in this prospectus. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference”.

AT&T Inc.

AT&T is a holding company whose subsidiaries and affiliates operate worldwide in the telecommunications, media and technology industries. Our principal executive offices are located at One AT&T Plaza, 208 S. Akard St., Dallas, Texas 75202. Our telephone number is (210) 821-4105. We maintain an internet site at the following location: http://www.att.com (this website address is for information only and is not intended to be an active link or to incorporate any website information into this document).

We are a diversified, global leader in telecommunications, media and entertainment, and technology. We execute in the market under four operating segments. The Communications segment provides wireless and wireline telecom, video and broadband services to customers located in the U.S. or in U.S. territories and businesses globally. This segment contains the following reporting units: (1) Mobility provides nationwide wireless service and equipment, (2) Entertainment Group provides video, including over-the-top (OTT) services, broadband and voice communications services primarily to residential customers, and advertising on DIRECTV and U-verse distribution platforms, and (3) Business Wireline provides advanced IP-based services, as well as traditional voice and data services to business customers. The WarnerMedia segment develops, produces and distributes feature films, television, gaming and other content in various physical and digital formats globally. This segment contains the following reporting units: (1) Turner is comprised of the WarnerMedia businesses managed by Turner as well as our Regional Sports Networks. This reporting unit creates and programs branded news, entertainment, sports and kids multi-platform content that is sold to various distribution affiliates. Turner also sells advertising on its networks and digital properties. (2) Warner Bros. consists of the production, distribution and licensing of television programming and feature films, the distribution of the home entertainment products and the production and distribution of games. (3) Home Box Office consists of premium pay television and OTT services domestically and premium pay, basic tier television and OTT services internationally, as well as content licensing and home entertainment. The Latin America segment provides entertainment and wireless services outside of the U.S. This segment contains the following reporting units: (1) Vrio provides video service to customers using satellite technology in Latin America and the Caribbean, and (2) Mexico provides wireless service and equipment to customers in Mexico. The Advertising and Analytics segment provides advertising services that utilize data insights to develop higher value targeted advertising.

The Exchange Offers

Offeror	AT&T Inc.

The Exchange Offers	We are offering to exchange (i) our Floating Rate Exchange Notes which have been registered under the Securities Act for a like principal amount of our outstanding unregistered Floating Rate Original Notes, (ii) our 1.050% 2023 Exchange Notes which have been registered under the Securities Act for a like principal amount of our outstanding unregistered 1.050% 2023 Original Notes, (iii) our 2026 Exchange Notes which have been registered under the Securities Act for a like principal amount of our outstanding unregistered 2026 Original Notes and (iv) our 2029 Exchange Notes which have been registered under the Securities Act for a like principal amount of our outstanding unregistered 2029 Original Notes. Original Notes may only be tendered in an amount equal to €100,000 in principal amount and in integral multiples of €1,000 thereafter. See “The Exchange Offers” for more information on the terms of the Exchange Offers.

Resale of Exchange Notes	Based upon the position of the staff of the SEC as described in previous no-action letters and subject to the immediately following sentence, we believe that Exchange Notes issued pursuant to the Exchange Offers in exchange for Original Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you acknowledge, by participating in the Exchange Offers, that:

•	you are not a broker-dealer tendering Original Notes that you acquired directly from us for your own account;

•	you are acquiring the Exchange Notes in the ordinary course of your business;

•	you have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes; and

•	you are not our “affiliate” as defined under Rule 405 of the Securities Act.

However, any purchaser of Exchange Notes who is an affiliate of ours or who intends to participate in the Exchange Offers for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretations of the SEC staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its Original Notes in the Exchange Offers and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Exchange Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

In addition, we have not entered into any arrangement or understanding with any person who will receive Exchange Notes in the Exchange Offers to distribute those securities following completion of the Exchange Offers. In addition, we are not aware of any person that will participate in the Exchange Offers with a view to distribute the Exchange Notes.

Any broker-dealer who holds Original Notes acquired for its own account as a result of market-making activities or other trading activities and who receives Exchange Notes in exchange for such Original Notes pursuant to the Exchange Offers may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. See “Plan of Distribution”.

Purpose of the Exchange Offers	The purpose of the Exchange Offers is to satisfy our obligations under the registration rights agreement, dated as of February 27, 2018 (the “Registration Rights Agreement”).

Consequences If You Do Not Exchange Your Original Notes	Original Notes that are not tendered in the Exchange Offers or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell such Original Notes unless:

•	you are able to rely on an exemption from the requirements of the Securities Act; or

•	the Original Notes are registered under the Securities Act.

To the extent that Original Notes are tendered and accepted in the Exchange Offers, the trading market for any remaining Original Notes may (and likely will) be adversely affected. See “Risk Factors — Risks Relating to Participation in the Exchange Offers — If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid”.

After the Exchange Offers are complete, you will not have any further rights under the Registration Rights Agreement, including any right to require us to register any outstanding Original Notes that you do not exchange (except under limited circumstances) or to pay you the additional interest we agreed to pay to holders of Original Notes if we failed to timely commence and complete the Exchange Offers.

Accrued and Unpaid Interest	The Exchange Notes will bear interest from the most recent date on which interest on the Original Notes has been paid, which, for the avoidance of doubt, is September 4, 2018 with respect to the Fixed Rate Exchange Notes and December 4, 2018 with respect to the Floating Rate Exchange Notes. If your Original Notes are accepted for exchange, you will receive interest on the corresponding Exchange Notes and not on the Original Notes. Any Original Notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Expiration Date	The Expiration Date of the Exchange Offers will be 4:00 p.m., Central European Time, on December 3, 2018, unless extended or earlier terminated by us. The term “Expiration Date” means such date and time or, if we extend any Exchange Offer, the latest date and time to which we extend such Exchange Offer.

Settlement Date	The settlement of the Exchange Offers will occur promptly after the Expiration Date.

Conditions to the Exchange Offers	Each of the Exchange Offers is subject to customary conditions described in “The Exchange Offers — Conditions to the Exchange Offers”, including, among other things, the condition that no stop order has been issued for the registration statement of which this prospectus forms a part, or any proceedings for that purpose, and that there shall not have occurred or be reasonably likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs. No Exchange Offer is conditioned upon any other Exchange Offer, and we may terminate any Exchange Offer without terminating the other Exchange Offers.

Extension; Waivers and Amendments	Subject to applicable law, we reserve the right to (1) extend any Exchange Offer; (2) waive any and all conditions to or amend any Exchange Offer in any respect (except as to the condition that the registration statement of which this prospectus forms a part not being subject to a stop order or any proceedings for that purpose, which condition we cannot waive); or (3) terminate any Exchange Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date. See “The Exchange Offers — Expiration Date; Extension; Termination; Amendment”.

Terms of Exchange Notes	The terms of the Exchange Notes are described in this prospectus under “Description of Exchange Notes”.

Procedures for Tendering the Original Notes	If you wish to exchange your Original Notes and either you or your registered holder hold your Original Notes in book-entry form directly through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking S.A. (“Clearstream Luxembourg”), you should be aware that pursuant to their internal guidelines, Euroclear and Clearstream Luxembourg will automatically exchange your Original Notes for Exchange Notes. If you do not wish to participate in an Exchange Offer, you must instruct Euroclear or Clearstream Luxembourg, as the case may be, to “Take No Action”; otherwise your Original Notes will automatically be tendered in such Exchange Offer, and you will be deemed to have agreed to be bound by the terms of the Exchange Offer.

For further information, call the Exchange Agent at the telephone number set forth under “The Exchange Agent” or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

You are encouraged to contact Euroclear or Clearstream Luxembourg directly to ascertain their procedures for exchanging Original Notes.

Withdrawal Rights; Non-Acceptance	You may opt out of the Exchange Offers at any time prior to the Expiration Date, but your participation in the Exchange Offers will thereafter be irrevocable, except in limited circumstances where additional withdrawal rights are required by law. For a withdrawal to be effective, holders must comply with Euroclear or Clearstream Luxembourg’s respective standard operating procedures. Subject to Euroclear’s or Clearstream Luxembourg’s applicable procedures, any Original Notes that have been tendered for exchange but which are not exchanged for any reason will be credited to an account with Euroclear or Clearstream Luxembourg specified by the beneficial owner, as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offers. See “The Exchange Offers — Withdrawal of Tenders” and “The Exchange Offers — Terms of the Exchange Offers”.

Absence of Dissenters’ Rights of Appraisal	You do not have dissenters’ rights of appraisal with respect to the Exchange Offers. See “The Exchange Offers — Absence of Dissenters’ Rights of Appraisal”.

Certain U.S. Federal Income Tax Considerations	The exchange of notes pursuant to the Exchange Offers generally should not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations”.

Accounting Treatment	The Exchange Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the Exchange Offers. Payments made to other third parties will be expensed as incurred in accordance with generally accepted accounting principles. See “The Exchange Offers — Accounting Treatment”.

Exchange Agent	The Bank of New York Mellon, London Branch, is the Exchange Agent for the Exchange Offers. See “The Exchange Agent” herein.

Further Information	See “The Exchange Offers” for more information concerning the Exchange Offers.

The Exchange Notes

The following summary contains basic information about the Exchange Notes. It does not contain all of the information that may be important to you. For a more complete description of the terms of the Exchange Notes, see “Description of Exchange Notes”.

Issuer	AT&T Inc.

Exchange Notes	The terms of each series of the Original Notes and the applicable series of Exchange Notes are identical, except the Exchange Notes offered in the Exchange Offers:

•	will have been registered under the Securities Act;

•	will not have transfer restrictions and registration rights that relate to the Original Notes; and

•	will not have rights relating to the payment of additional interest to holders of Original Notes if we fail to timely commence and complete the Exchange Offers.

Notes Offered	Floating Rate Global Notes due 2023 (the “Floating Rate Exchange Notes”), 1.050% Global Notes due 2023 (the “1.050% 2023 Exchange Notes”), 1.800% Global Notes due 2026 (the “2026 Exchange Notes”) and 2.350% Global Notes due 2029 (the “2029 Exchange Notes”).

Interest Rates; Interest Payment Dates; Maturity Dates

Title of Series	Interest Rates	Maturity Date	Interest Accrues From	Interest Payment Dates
Floating Rate Global Notes due 2023	Applicable EURIBOR Rate plus 85 bps	September 5, 2023	December 4, 2018	March 4, June 4, September 4 and December 4(2)
1.050% Global Notes due 2023	1.050%(1)	September 5, 2023	September 4, 2018	September 4(3)
1.800% Global Notes due 2026	1.800%(1)	September 5, 2026	September 4, 2018	September 4(3)
2.350% Global Notes due 2029	2.350%(1)	September 5, 2029	September 4, 2018	September 4(3)

(1)	Per annum, payable annually in arrears.
(2)	The last interest payment date will align with the maturity date of the respective series of the Exchange Notes.
(3)	We will also pay interest on the Fixed Rate Exchange Notes on their respective maturity dates in an amount calculated for the one-day period since the last annual interest payment date.

Optional Redemption

Each series of Fixed Rate Exchange Notes may be redeemed at any time prior to the applicable Par Call Date (as set forth in the table below), as a whole or in part, at our option, at any time and from time to time on at least 30 days’, but not more than 60 days’, prior notice sent to the registered address of each holder of the Fixed Rate Exchange Notes of such series to be redeemed. The redemption price will be calculated by us and will be equal to the greater of (1) 100% of the principal amount of the Fixed Rate Exchange Notes of such series to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), at a rate equal to the Treasury Rate (as defined below) plus a number of basis points equal to the applicable Make-Whole Spread (as set forth in the table below). In the case of each of clauses (1) and (2), accrued interest will be payable to the redemption date. Each series of Fixed Rate Exchange Notes may be redeemed at any time on or after the applicable Par Call Date, as a whole or in part, at our option, at any time and from time to time, on at least 30 days’, but not more than 60 days’, prior notice sent to the registered address of each holder of the Fixed Rate Exchange Notes of such series, at a redemption price equal to 100% of the principal amount of such series of the Fixed Rate Exchange Notes to be redeemed. Accrued interest will be payable to the redemption date.

Title of Series	Par Call Date	Make-Whole Spread
1.050% Global Notes due 2023	August 4, 2023	20 bps
1.800% Global Notes due 2026	June 4, 2026	25 bps
2.350% Global Notes due 2029	June 4, 2029	35 bps

See “Description of Exchange Notes — The Fixed Rate Exchange Notes — Optional Redemption of the Fixed Rate Exchange Notes”.

The Floating Rate Exchange Notes do not contain optional redemption provisions.

The Exchange Notes of each series are also redeemable at our option in connection with certain tax events. See “Description of Exchange Notes — Redemption Upon a Tax Event”.

Form and Settlement	The Exchange Notes will be issued only in registered, book-entry form. There will be a global note deposited with Euroclear and Clearstream Luxembourg for the Exchange Notes. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants. Investors may elect to hold interests in the global notes through either Clearstream Luxembourg or Euroclear, if they are participants in these systems, or indirectly through organizations which are participants in these systems.

The Exchange Notes will be issued in minimum denominations of €100,000 and integral multiples of €1,000 thereafter.

Listing	We intend to list the Exchange Notes on the NYSE within 30 days of the Settlement Date. There can be no assurance as to the development or liquidity of any market for the Exchange Notes.

Governing Law	The Exchange Notes will be governed by the laws of the State of New York.

RISK FACTORS

Any investment in the Exchange Notes involves a high degree of risk, including but not limited to the risks described below. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our 2017 Annual Report to Stockholders, portions of which are filed as Exhibit 13 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018, as well as the other information incorporated by reference in this prospectus. The risks and uncertainties described below and in our Annual Report and Quarterly Report are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. As a result, the trading price of the Exchange Notes could decline, perhaps significantly, and you could lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements”.

Risks Relating to the Exchange Notes

The Exchange Notes are unsecured and will be effectively junior to our secured indebtedness to the extent of the collateral therefor.

The Exchange Notes are senior unsecured general obligations of AT&T. Holders of our secured indebtedness, if any, will have claims that are prior to your claims as holders of the Exchange Notes, to the extent of the assets securing such indebtedness. Thus, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our pledged assets would be available to satisfy obligations of our secured indebtedness before any payment could be made on the Exchange Notes. To the extent that such assets cannot satisfy in full our secured indebtedness, the holders of such indebtedness would have a claim for any shortfall that would rank equally in right of payment with the Exchange Notes. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the Exchange Notes. As a result, holders of the Exchange Notes may receive less, ratably, than holders of our secured indebtedness, or may not receive anything at all in any of the foregoing events.

We are a holding company that conducts all of our business through our subsidiaries. Holders of the Exchange Notes will be structurally subordinated to our subsidiaries’ third-party indebtedness and obligations.

We conduct all of our business through our subsidiaries. Our cash flow and, consequently, our ability to pay interest and to service our debt, including the Exchange Notes, are dependent upon the cash flow of our subsidiaries and the payment of funds to us by those subsidiaries in the form of loans, dividends or otherwise. Our subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due on the Exchange Notes or to make cash available to us for that purpose. In addition, many of our operating subsidiaries are highly regulated and may be subject to restrictions on their ability to pay dividends to us. These subsidiaries may use the earnings they generate, as well as their existing assets, to fulfill any existing or future direct debt service requirements of such subsidiaries.

The Exchange Notes are obligations of AT&T Inc. exclusively and not of any of our subsidiaries. A significant portion of our operations is conducted through our subsidiaries. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of third-party creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over the claims of our creditors, including holders of the Exchange Notes. Consequently, the Exchange Notes will be structurally subordinated to all existing and future liabilities of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish.

European Union regulation and reform of “benchmarks”, including EURIBOR, is ongoing and could have a material adverse effect on the value and return on the Floating Rate Exchange Notes.

EURIBOR and other interest rate, equity, commodity, foreign exchange rate and other types of indices which are deemed to be “benchmarks” are the subject of ongoing international regulatory reform in the European Union. Regulatory changes and the uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the trading market for EURIBOR-based securities, including the Floating Rate Exchange Notes. Any changes announced by regulators or any other governance or oversight body, or future changes adopted by such body, in the method pursuant to which the EURIBOR rates are determined may result in a sudden or prolonged increase or decrease in the reported EURIBOR rates. If that were to occur, the level of interest payments and the value of the Floating Rate Exchange Notes may be affected. Although the Floating Rate Exchange Notes provide for alternative methods of calculating the interest rate payable on the Floating Rate Notes if EURIBOR is not reported, which include requesting certain rates from major reference banks in the euro-zone interbank market, or alternatively using EURIBOR for the immediately preceding interest period or using the initial interest rate, as applicable, uncertainty as to the extent and manner of future changes may adversely affect the current trading market for EURIBOR-based securities and the value of the Floating Rate Exchange Notes. To the extent that EURIBOR is discontinued, is no longer quoted, or is unavailable, the rate on the Floating Rate Notes will be determined as set forth in “Description of Exchange Notes — The Floating Rate Exchange Notes”. Any of these alternative methods may result in interest rates and/or payments that are higher than, lower than or that do not otherwise correlate over time with the interest rates and/or payments that would have been made on the Floating Rate Notes if the EURIBOR rate was available in its current form.

Risks Relating to Participation in the Exchange Offers

Our board of directors has not made a recommendation as to whether you should tender your Original Notes in exchange for Exchange Notes in the Exchange Offers, and we have not obtained a third-party determination that the Exchange Offers are fair to holders of our Original Notes.

Our board of directors has not made, and will not make, any recommendation as to whether holders of Original Notes should tender their Original Notes in exchange for Exchange Notes pursuant to the Exchange Offers. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the Original Notes for purposes of negotiating the terms of these Exchange Offers, or preparing a report or making any recommendation concerning the fairness of these Exchange Offers. Therefore, if you tender your Original Notes, you may not receive more than or as much value as if you chose to keep them. Holders of Original Notes must make their own independent decisions regarding their participation in the Exchange Offers.

The Exchange Offers may be cancelled or delayed.

The consummation of each Exchange Offer is subject to, and conditioned upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offers — Conditions to the Exchange Offers”. We may, at our option and in our sole discretion, waive any such conditions. Even if the Exchange Offers are completed, the Exchange Offers may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the Exchange Offers may have to wait longer than expected to receive their Exchange Notes during which time those holders of the Original Notes will not be able to effect transfers of their Original Notes tendered for exchange.

If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid.

Original Notes that you do not tender or that we do not accept will, following the Exchange Offers, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities law. We will issue Exchange Notes in exchange for the Original Notes pursuant to the Exchange Offers only following the satisfaction of the procedures and conditions set forth in “The Exchange Offers — Conditions to the Exchange Offers” and “The Exchange Offers — Procedures for Tendering Original Notes”.

Because we anticipate that most holders of Original Notes will elect to exchange their Original Notes, we expect that the liquidity of the market for any Original Notes remaining after the completion of the Exchange Offers will be substantially limited. Any Original Notes tendered and exchanged in the Exchange Offers will reduce the aggregate principal amount of the applicable series of Original Notes outstanding. Following the Exchange Offers, if you do not tender your Original Notes, you generally will not have any further registration rights, and your Original Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Original Notes could be adversely affected.

If an active trading market does not develop for the Exchange Notes, you may be unable to sell the Exchange Notes or to sell them at a price you deem sufficient.

The Exchange Notes are a new issue of securities for which there is currently no public trading market. We intend to apply to delist the Original Notes which are not accepted for exchange in the Exchange Offers from the Global Exchange Market of the ISE, if permitted by the applicable rules and regulations of the ISE, as soon as practicable after completion of the Exchange Offers, and to list the Exchange Notes on the NYSE. Accordingly, there can be no assurances that an active trading market will develop upon completion of the Exchange Offers or, if it develops, that such market will be sustained, or as to the liquidity of any market. If an active trading market does not develop or is not sustained, the market price and the liquidity of the Exchange Notes may be adversely affected. In addition, the liquidity of the trading market for the Exchange Notes, if it develops, and the market price quoted for the Exchange Notes, may be adversely affected by changes in the overall market for those securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

USE OF PROCEEDS

These Exchange Offers are intended to satisfy our obligations under the Registration Rights Agreement entered into in connection with the issuance of the Original Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offers. The Original Notes surrendered and exchanged for the Exchange Notes will be retired and canceled.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

For purposes of computing these ratios, “Earnings” consists of income from continuing operations before provisions for taxes on income, noncontrolling interests and cumulative effect of a change in accounting principles less noncontrolling interest plus fixed charges, distributed income of equity-method investments, amortizations of capitalized interest, excluding capitalized interest and equity income from equity-method investments. “Fixed Charges” consists of interest expense (which includes amortization of debt premium, discount and other debt costs), one-third of rental expense, which we believe to be a conservative estimate of an interest factor in our leases, which are not material, and capitalized interest. The ratio was calculated by dividing the sum of the earnings (as defined above) by the sum of the fixed charges (as defined above).

	Six Months Ended June 30, (Unaudited)		Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Earnings:
Income from continuing operations before income taxes	$12,921	$11,448	$15,139	$19,812	$20,692	$10,355	$28,050
Equity in net loss (income) of affiliates included above	7	159	128	(98)	(79)	(175)	(642)
Fixed charges	4,880	3,925	8,854	7,296	6,592	5,295	5,452
Distributed income of equity affiliates	229	8	46	61	30	148	318
Interest capitalized	(267)	(473)	(903)	(892)	(797)	(234)	(284)

Earnings, as adjusted	$17,770	$15,067	$23,264	$26,179	$26,438	$15,389	$32,894

Fixed Charges:
Interest expense	$3,794	$2,688	$6,300	$4,910	$4,120	$3,613	$3,940
Interest capitalized	267	473	903	892	797	234	284
Portion of rental expense representative of interest factor	819	764	1,651	1,494	1,675	1,448	1,228

Fixed Charges	$4,880	$3,925	$8,854	$7,296	$6,592	$5,295	$5,452

Ratio of Earnings to Fixed Charges	3.64	3.84	2.63	3.59	4.01	2.91	6.03

THE EXCHANGE OFFERS

Purpose of the Exchange Offers

We are offering to exchange our (i) Floating Rate Global Notes due 2023, which have been registered under the Securities Act and which we refer to as the “Floating Rate Exchange Notes”, for our outstanding Floating Rate Global Notes due 2023, which have not been so registered and which we refer to as the “Floating Rate Original Notes”, (ii) 1.050% Global Notes due 2023, which have been registered under the Securities Act and which we refer to as the “1.050% 2023 Exchange Notes”, for our outstanding 1.050% Global Notes due 2023, which have not been so registered and which we refer to as the “1.050% 2023 Original Notes”, (iii) 1.800% Global Notes due 2026, which have been registered under the Securities Act and which we refer to as the “2026 Exchange Notes”, for our outstanding 1.800% Global Notes due 2026, which have not been so registered and which we refer to as the “2026 Original Notes” and (iv) 2.350% Global Notes due 2029, which have been registered under the Securities Act and which we refer to as the “2029 Exchange Notes”, for our outstanding 2.350% Global Notes due 2029, which have not been so registered and which we refer to as the “2029 Original Notes”. We refer to these exchange offers as the “Exchange Offers”.

On February 27, 2018, we consummated previous (1) offers to exchange (i) Floating Rate Global Notes due 2023 of AT&T for €878,507,000 aggregate principal amount of Floating Rate Original Notes and cash, (ii) 1.050% Global Notes due 2023 of AT&T for €450,273,000 aggregate principal amount of 1.050% 2023 Original Notes and cash, (iii) 1.800% Global Notes due 2026 of AT&T for €1,489,219,000 aggregate principal amount of 2026 Original Notes and cash and (iv) 2.350% Global Notes due 2029 of AT&T for €1,260,469,000 aggregate principal amount of 2029 Original Notes and cash, and (2) offers to purchase (i) €11,650,000 aggregate principal amount of Floating Rate Original Notes, (ii) €5,200,000 aggregate principal amount of 1.050% 2023 Original Notes, (iii) €500,000 aggregate principal amount of 2026 Original Notes and (iv) €400,000 aggregate principal amount of 2029 Original Notes.

In connection with the previous exchange offers, we entered into a Registration Rights Agreement, with Deutsche Bank AG, London Branch, Goldman Sachs & Co. LLC, Merrill Lynch International and RBC Europe Limited, whom we refer to collectively as the “Dealer Managers”. Under the Registration Rights Agreement, we agreed to file and to use our reasonable efforts to have declared effective the exchange offers registration statement under the Securities Act and to consummate the Exchange Offers.

We are making the Exchange Offers in reliance on the position of the SEC as set forth in Exxon Capital Holdings Corporation and similar no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder of Exchange Notes who is not our “affiliate” within the meaning of Rule 405 of the Securities Act and who exchanges Original Notes for Exchange Notes in the Exchange Offers generally may offer the Exchange Notes for resale, sell the Exchange Notes and otherwise transfer the Exchange Notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the Exchange Notes only if the holder acknowledges that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes.

Any holder of the Original Notes using the Exchange Offers to participate in a distribution of Exchange Notes cannot rely on the no-action letters referred to above. Any broker-dealer who holds Original Notes acquired for its own account as a result of market-making activities or other trading activities and who receives Exchange Notes in exchange for such Original Notes pursuant to the Exchange Offers may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. See “Plan of Distribution”. You may not participate in the Exchange Offers if you are a broker-dealer tendering Original Notes that you acquired directly from us for your own account.

Except as set forth in this prospectus, this prospectus may not be used for an offer to resell, resale or other transfer of Exchange Notes.

The Exchange Offers are not being made to, nor will we accept tenders for exchange from, holders of Original Notes in any jurisdiction in which the Exchange Offers or the acceptance of them would not be in compliance with the securities or blue sky laws of such jurisdiction.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the Expiration Date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” below.

Terms of the Exchange Offers

Based on the terms and subject to the conditions of the Exchange Offers, we will accept any and all Original Notes validly tendered prior to 4:00 p.m., Central European Time, on the Expiration Date for the Exchange Offers. Subject to the minimum denomination requirements of the Exchange Notes, we will issue €1,000 principal amount of Exchange Notes in exchange for each €1,000 principal amount of outstanding Original Notes validly tendered pursuant to the Exchange Offers on or before the Expiration Date and not validly withdrawn. Holders may tender some or all of the Original Notes pursuant to the Exchange Offers. However, Original Notes may be tendered only in minimum denominations of €100,000 and integral multiples of €1,000 thereafter. Promptly after the Expiration Date (unless extended as described in this prospectus), we will issue an aggregate principal amount of (i) up to €878,507,000 of Floating Rate Exchange Notes for a like principal amount of outstanding Floating Rate Original Notes tendered and accepted, (ii) up to €450,273,000 of 1.050% 2023 Exchange Notes for a like principal amount of outstanding 1.050% 2023 Original Notes tendered and accepted, (iii) up to €1,489,219,000 of 2026 Exchange Notes for a like principal amount of outstanding 2026 Original Notes tendered and accepted, and (iv) up to €1,260,469,000 of 2029 Exchange Notes for a like principal amount of outstanding 2029 Original Notes tendered and accepted in connection with the Exchange Offers. The Exchange Notes issued in connection with the Exchange Offers will be delivered promptly after the Expiration Date.

The terms of the Exchange Notes will be substantially identical to the terms of the Original Notes, except that:

•	the Exchange Notes will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer of the Exchange Notes; and

•

holders of the Exchange Notes will not be entitled to any rights under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offers, or to the additional interest provisions of the Registration Rights Agreement.

The Exchange Notes will evidence the same debt as the Original Notes and will be issued under the same indenture and be entitled to the same benefits under that indenture as the Original Notes being exchanged. As of the date of this prospectus, €4,078,468,000 in aggregate principal amount of the Original Notes is outstanding.

In connection with the issuance of the Original Notes, we arranged for the Original Notes purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of the common depositary for Euroclear and Clearstream Luxembourg. Except as described under “Description of Exchange Notes — Certificated Exchange Notes”, Exchange Notes will be issued in the form of one or more global notes registered in the name of Euroclear or Clearstream Luxembourg or its nominee of the common depositary and each beneficial owner’s interest in it will be transferable in book-entry form through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream Luxembourg. See “Description of Exchange Notes — Global Clearance and Settlement”.

Holders of Original Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offers. Original Notes that are not tendered for exchange or are tendered but not accepted in connection with the Exchange Offers will remain outstanding and be entitled to the benefits of our Indenture (as defined below), but certain registration and other rights under the Registration Rights Agreement will terminate and holders of the Original Notes will generally not be entitled to any registration rights under the Registration Rights Agreement. See “— Consequences of Failure to Properly Tender Original Notes in the Exchange Offers”.

We shall be considered to have accepted validly tendered Original Notes if and when we have given oral (to be followed by prompt written notice) or written notice to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us.

If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the Original Notes, without expense, to the tendering holder promptly after the Expiration Date for the Exchange Offers.

Holders who tender Original Notes will not be required to pay brokerage commissions or fees or transfer taxes on exchange of Original Notes in connection with the Exchange Offers. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offers. See “— Fees and Expenses”.

Expiration Date; Extension; Termination; Amendment

The Exchange Offers will remain open for at least 20 full business days. The Expiration Date for the Exchange Offers is 4:00 p.m., Central European Time, on December 3, 2018, unless extended by us in our sole discretion, in which case the term “Expiration Date” shall mean the latest date and time to which the Exchange Offers are extended with respect to any or all series of Exchange Notes.

Subject to applicable law, we reserve the right, in our sole discretion:

•

to delay accepting any Original Notes, to extend any Exchange Offer or to terminate any Exchange Offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral (to be followed by prompt written notice) or written notice of the delay, extension or termination to the Exchange Agent; or

•	to amend the terms of any Exchange Offer in any manner.

If we amend any Exchange Offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend such Exchange Offer for a period of five to ten business days. No Exchange Offer is conditioned upon any other Exchange Offer, and we may terminate any Exchange Offer without terminating the other Exchange Offers.

If we determine to extend, amend or terminate any Exchange Offer, we will publicly announce this determination by making a timely release through an appropriate news agency.

If we delay accepting any Original Notes or terminate any Exchange Offer, we promptly will pay the consideration offered, or return any Original Notes deposited, pursuant to the Exchange Offers as required by Rule 14e-1(c).

Interest on the Exchange Notes

The 1.050% 2023 Exchange Notes will bear interest at the rate of 1.050% per annum, the 2026 Exchange Notes will bear interest at the rate of 1.800% per annum and the 2029 Exchange Notes will bear interest at the rate of 2.350% per annum, each from the most recent date on which interest on the Original Notes has been paid, which, for the avoidance of doubt, is September 4, 2018. Interest will be payable annually in arrears on September 4 of each year, commencing on September 4, 2019.

The Floating Rate Exchange Notes will bear interest at a floating rate equal to the Applicable EURIBOR Rate (as defined below) plus 85 basis points (0.850%), from the most recent date on which interest on the Floating Rate Original Notes has been paid. Interest will be payable on March 4, June 4, September 4 and December 4 of each year, commencing on March 4, 2019.

For each of the Exchange Notes, the last interest payment date will align with the maturity date of the respective series of the Exchange Notes.

Conditions to the Exchange Offers

Notwithstanding any other provisions of the Exchange Offers, or any extension of the Exchange Offers, we will not be required to accept for exchange, or to exchange any Exchange Notes for, any Original Notes and we may terminate any Exchange Offer or, at our option, modify, extend or otherwise amend any Exchange Offer, if any of the following conditions are not satisfied at or prior to the Expiration Date:

(1) In our reasonable judgment, no action or event has occurred or been threatened (including a default under an agreement, indenture or other instrument or obligation to which we or one of our affiliates is a party or by which we or on of our affiliates is bound), no action is pending, no action has been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction has been promulgated, enacted, entered, enforced or deemed applicable to the Exchange Offers or the exchange of Original Notes for Exchange Notes under the Exchange Offers by or before any court or governmental regulatory or administrative agency, authority, or tribunal, which either:

•

challenges the making of the Exchange Offers or the exchange of Original Notes for Exchange Notes under the Exchange Offers or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the Exchange Offers or the exchange of Original Notes for Exchange Notes under the Exchange Offers; or

•

in our reasonable judgment, could materially affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of AT&T and its subsidiaries, taken as a whole, or materially impair the contemplated benefits to AT&T of the Exchange Offers or the exchange of Original Notes for Exchange Notes under the Exchange Offers;

(2) None of the following has occurred:

•

the SEC has issued a stop order which would suspend the effectiveness of the registration statement of which this prospectus forms a part or the qualification of the applicable indenture governing the Exchange Notes under the Trust Indenture Act of 1939;

•	any general suspension of, or limitation on, trading in securities on any United States or European securities exchanges or in the over the counter market (whether or not mandatory);

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the European Union (whether or not mandatory);

•	any material adverse change in the United States’ of European Union’s securities or financial markets generally; or

•	in the case of any of the foregoing existing at the time of the commencement of the Exchange Offers, a material acceleration or worsening thereof; and

(3) The Trustee (as defined below) under our Indenture has not objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of, any of the Exchange Offers, nor has the Trustee taken any action that challenges the validity or effectiveness of the procedures used by us in making the Exchange Offers.

We expressly reserve the right to amend or terminate any Exchange Offer and to reject for exchange any Original Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offers specified above. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the Exchange Agent as promptly as practicable, followed by a timely press release.

These conditions are for our sole benefit, and except as set forth below, may be waived by us, in whole or in part in our sole discretion. Any determination made by us concerning these events, developments or circumstances shall be conclusive and binding. We may, at our option and in our sole discretion, waive any such conditions except for the condition that the registration statement of which this prospectus forms a part is not subject to a stop order or any proceedings for that purpose.

All conditions to the Exchange Offers must be satisfied or, where permitted, waived, at or by the Expiration Date. In addition, we may in our absolute discretion, subject to applicable law, terminate any Exchange Offer for any other reason.

If any of the foregoing conditions are not satisfied, we may, at any time at or prior to the Expiration Date:

(1) terminate any Exchange Offer and promptly return all tendered Original Notes with respect to that Exchange Offer to the respective tendering holders;

(2) modify, extend or otherwise amend any Exchange Offer and retain all tendered Original Notes with respect to that Exchange Offer until the Expiration Date, as extended, subject, however, to the withdrawal rights of holders; or

(3) waive the unsatisfied conditions, except for the condition that the registration statement of which this prospectus forms a part is not subject to a stop order or any proceedings for that purpose, with respect to any Exchange Offer and accept all Original Notes tendered and not previously validly withdrawn.

Effect of Tender

Any tender by a holder, and our subsequent acceptance of that tender, of Original Notes will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the Exchange Offers described in this prospectus. The participation in the Exchange Offers by a tendering holder of Original Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Original Notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Absence of Dissenters’ Rights of Appraisal

Holders of the Original Notes do not have any dissenters’ rights of appraisal in connection with the Exchange Offers.

Procedures for Tendering Original Notes

If you wish to exchange your Original Notes and either you or your registered holder hold your Original Notes in book-entry form directly through Euroclear or Clearstream Luxembourg, you should be aware that pursuant to their internal guidelines, Euroclear and Clearstream Luxembourg will automatically exchange your Original Notes for Exchange Notes. If you do not wish to participate in an Exchange Offer, you must instruct Euroclear or Clearstream Luxembourg, as the case may be, to “Take No Action”; otherwise your Original Notes will automatically be tendered in such Exchange Offer, and you will be deemed to have agreed to be bound by the terms of the Exchange Offer.

Instructions to Euroclear or Clearstream Luxembourg to “Take No Action” must be delivered to and received by Euroclear or Clearstream Luxembourg in accordance with their procedures and deadlines established by them, which must, in any event, be prior to the Expiration Date. Holders of Original Notes are responsible for informing themselves of those deadlines and for arranging the due and timely delivery of instructions to Euroclear or Clearstream Luxembourg.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for delivering “Take No Action” instructions in the Exchange Offers. Accordingly, beneficial owners wishing to opt out of the Exchange Offers should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to opt out of the Exchange Offers.

Miscellaneous

All questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Original Notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered Original Notes determined by us not to be in proper form or not to be tendered properly or any tendered Original Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular Original Notes, whether or not waived in the case of other Original Notes. Our interpretation of the terms and conditions of the Exchange Offers will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Original Notes, none of we, the Exchange Agent or any other person will be under any duty to give that notification or shall incur any liability for failure to give that notification. Tenders of Original Notes will not be deemed to have been made until any defects or irregularities therein have been cured or waived.

In addition, we reserve the right, as set forth above under the caption “— Conditions to the Exchange Offers”, to terminate any Exchange Offer.

By tendering your Original Notes (i.e., by not delivering “Take No Action” instructions) in accordance with the requirements of Euroclear or Clearstream Luxembourg, you shall be deemed to represent, warrant and undertake the following:

•

Upon the terms and subject to the conditions of the Exchange Offers, you accept such offer in respect of the aggregate principal amount of the Original Notes in your account blocked in the relevant clearing system.

•

Subject to, and effective upon, the acceptance for exchange of the Original Notes tendered, you sell, assign and transfer to, or upon the order of, the Company, all right, title and interest in and to such Original Notes as are being tendered upon the terms and subject to the conditions set forth in this prospectus.

•

You irrevocably constitute and appoint the Exchange Agent as your true and lawful agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as the agent of the Company and an affiliate of the Exchange Agent acts as Trustee under the Indenture for the Original Notes and the

Exchange Notes) with respect to the tendered Original Notes with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (1) transfer ownership of such Original Notes with all accompanying evidences of transfer and authenticity to, or upon the order of, the Company and (2) present such Original Notes for transfer on the books of the Company and receive all benefits and otherwise exercise all rights of beneficial ownership of such Original Notes, all in accordance with the terms of the Exchange Offers.

•

You have full power and authority to tender, sell, assign and transfer the Original Notes tendered and the Company will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by the Company.

•

You are not an “affiliate”, as defined in Rule 405 under the Securities Act, of our Company, any Exchange Notes to be received by you will be acquired in the ordinary course of business and at the time of commencement of the Exchange Offers you had no arrangement with any person to participate in a distribution of the Exchange Notes.

•

If you are a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes. If you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Original Notes, the Original Notes to be exchanged for Exchange Notes were acquired by you as a result of market-making activities or other trading activities and you acknowledge that you will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution”.

•

If you are a broker-dealer who acquired Original Notes for your own account as a result of market-making or other trading activities, upon receipt of notice from us of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this prospectus untrue in any material respect or which causes this prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference therein, in light of the circumstances under which they were made, not misleading, or of the occurrence of certain other events specified in the Registration Rights Agreement, you will suspend the sale of Exchange Notes pursuant to this prospectus until we have amended or supplemented this prospectus to correct such misstatement or omission and have furnished copies of the amended or supplemented prospectus to you or we have given notice that the sale of the Exchange Notes may be resumed, as the case may be. If we give such notice to suspend the sale of the Exchange Notes, we shall extend the 90-day period referred to above during which you are entitled to use the prospectus in connection with the resale of Exchange Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when you shall have received copies of the supplemented or amended prospectus necessary to permit resales of the Exchange Notes or to and including the date on which we have given notice that the sale of Exchange Notes may be resumed, as the case may be.

•

You acknowledge that the Exchange Offers are being made by us based upon our understanding of an interpretation by the staff of the SEC as set forth in no-action letters issued to third parties, that the Exchange Notes issued in exchange for the Original Notes pursuant to the Exchange Offers may be offered for resale, resold and otherwise transferred by holders thereof, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that: (1) such holders are not affiliates of our company within the meaning of Rule 405 under the Securities Act; (2) such Exchange Notes are acquired in the ordinary course of such holders’ business; (3) such holders are not engaged in, and do not intend to engage in, a distribution of such Exchange Notes and have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and (4) such holders are not broker-dealers tendering Original Notes that have been acquired from us for their own account.

•	You will, upon request, execute and deliver any additional documents deemed by us to be necessary or desirable to complete the sale, assignment and transfer of the Original Notes tendered.

•

All authority conferred or agreed to be conferred hereby and every obligation applicable to you hereunder shall be binding upon your successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives and shall not be affected by, and shall survive, your death or incapacity.

In addition, a tendering holder of Original Notes in a foreign jurisdiction that tenders Original Notes (i.e., by not delivering “Take No Action” instructions) in accordance with the requirements of Euroclear or Clearstream Luxembourg, shall be deemed to represent, warrant and undertake the following:

•

You have observed the laws of all relevant jurisdictions, obtained all requisite governmental, exchange control or other required consents, complied with all requisite formalities and paid any issue, transfer or other taxes or requisite payments due from you in each respect in connection with any offer or acceptance in any jurisdiction, and that you and such person or persons have not taken or omitted to take any action in breach of the terms of the Exchange Offers in respect of the Original Notes or which will or may result in AT&T or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Exchange Offers in respect of the Original Notes or the tender of Original Notes in connection therewith.

•

You are not located or resident in Belgium or, if located or resident in Belgium, you are a qualified investor within the meaning of Article 10 of the Belgian Law of 16 June 2006 on public offerings of investment instruments and the admission of investment instruments to trading on regulated markets.

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You are not located or resident in France or, if located or resident in France, you are a (i) provider of investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers) and/or (ii) qualified investor (investisseur qualifié), other than an individual (all as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 to D.411-3 of the French Code Monétaire et Financier).

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You are located outside of Hong Kong or, if you are located or resident in Hong Kong, you are a professional investor as defined in section 1 of Part 1 of Schedule 1 to the Securities and Future Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder; and you acknowledge that your warranties are required in connection with Hong Kong Laws.

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You are not located or resident in Italy or, if you are located or resident in Italy, you are an authorized person or offering Old Notes through an authorized person (such as an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Italian Financial Services Act, as amended, CONSOB Regulation No. 16190 of 29 October 2007, as amended from time to time, and Legislative Decree No. 385 of 1 September 1993, as amended) and in compliance with applicable laws and regulations or with requirements imposed by CONSOB or any other Italian authority.

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You are either (i) a person outside the United Kingdom; (ii) an investment professional falling within Article 19(5) of the Order; or (iii) a high net worth entity or other person, in each case falling within Article 49(2)(a) to (d) of the Order and you have complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) with respect to anything done by you in relation to the Exchange Offers in, from or otherwise involving the United Kingdom.

Concurrently, we represent that we have not entered into any arrangement or understanding with any person who will receive Exchange Notes in the Exchange Offers to distribute those securities following completion of the Exchange Offers. We are not aware of any person that will participate in the Exchange Offers with a view to distribute the Exchange Notes.

There are no guaranteed delivery procedures for the Exchange Offers. Holders must tender their Original Notes in accordance with the procedures of Euroclear or Clearstream Luxembourg, as applicable (i.e., by not delivering “Take No Action” instructions).

Withdrawal of Tenders

Holders of Original Notes may opt out of any Exchange Offer at any time prior to the Expiration Date, but their participation in the Exchange Offers will thereafter be irrevocable, except in limited circumstances where additional withdrawal rights are required by law.

For a withdrawal to be effective for Euroclear or Clearstream Luxembourg participants, holders must comply with their respective standard operating procedures. Any notice of withdrawal or instruction to “Take No Action” must specify the name and number of the account at Euroclear or Clearstream Luxembourg and otherwise comply with the procedures of Euroclear or Clearstream Luxembourg, as applicable.

Any Original Notes validly withdrawn or with respect to which an instruction to “Take No Action” was delivered will thereafter be deemed not to have been validly tendered for purposes of the Exchange Offers. Subject to Euroclear’s or Clearstream Luxembourg’s applicable procedures, any Original Notes that have been tendered for exchange but which are not exchanged for any reason will be credited to an account with Euroclear or Clearstream Luxembourg specified by the beneficial owner, as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offers. Validly withdrawn Original Notes may be re-tendered by following one of the procedures described under “— Procedures for Tendering Original Notes” above at any time at or prior to the Expiration Date. A withdrawal of Original Notes can only be accomplished in accordance with the foregoing procedures. AT&T will have the right, which may be waived, to reject the defective withdrawal of Original Notes as invalid and ineffective.

Exchange Agent

The Bank of New York Mellon, London Branch, has been appointed as Exchange Agent in connection with the Exchange Offers. Questions and requests for assistance, as well as requests for additional copies of this prospectus, should be directed to the Exchange Agent at its offices at The Bank of New York Mellon, London Branch, as Exchange Agent, c/o BNY Mellon International Corporate Trust, Merck House, 15 Seldown Lane, Poole, Dorset, BH15 1PX. The Exchange Agent’s telephone number is 00 44 (0) 1202 689644 and facsimile number is 00 44 (0) 207 9642728.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offers. We will pay certain other expenses to be incurred in connection with the Exchange Offers, including the fees and expenses of the Exchange Agent and certain accounting and legal fees.

Holders who tender their Original Notes for exchange generally will not be obligated to pay transfer taxes. If, however,

•	Exchange Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the Original Notes tendered,

•	tendered Original Notes are registered in the name of any person other than the registered holder of the Original Notes, or

•	a transfer tax is imposed for any reason other than the exchange of Original Notes in connection with the Exchange Offers,

then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the Exchange Offers. Payments made to other third parties will be expensed as incurred in accordance with generally accepted accounting principles.

Consequences of Failure to Properly Tender Original Notes in the Exchange Offers

Issuance of the Exchange Notes in exchange for the Original Notes under the Exchange Offers will be made only in accordance with the procedures of, and within the time limits specified by, the relevant clearing system. Therefore, holders of the Original Notes desiring to opt out of any Exchange Offer should allow sufficient time to ensure timely delivery of a “Take No Action” instruction. We are under no duty to give notification of defects or irregularities of tenders of Original Notes for exchange. Original Notes that are not tendered or that are tendered but not accepted by us will, following completion of the Exchange Offers, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the Exchange Offers, certain registration rights under the Registration Rights Agreement will terminate.

In the event the Exchange Offers are completed, we generally will not be required to register the remaining Original Notes. Remaining Original Notes will continue to be subject to the following restrictions on transfer:

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the remaining Original Notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available, or if neither such registration nor such exemption is required by law; and

•	the remaining Original Notes will bear a legend restricting transfer in the absence of registration or an exemption.

We do not currently anticipate that we will register the remaining Original Notes under the Securities Act. To the extent that Original Notes are tendered and accepted in connection with the Exchange Offers, any trading market for remaining Original Notes could be adversely affected. See “Risk Factors — Risks Relating to Participation in the Exchange Offers — If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid”.

FOREIGN EXCHANGE RISKS

Principal and interest payments of the Exchange Notes are payable by us in the currency of the Exchange Notes. An investment in the Exchange Notes which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the holder is resident or the currency in which the holder conducts its business or activities (the home currency), entails significant risks not associated with a similar investment in a security denominated in the home currency. These include the possibility of:

•	significant changes in rates of exchange between the home currency and the currency of the Exchange Notes, and

•	the imposition or modification of foreign exchange controls with respect to the currency of the Exchange Notes.

We have no control over a number of factors affecting this type of note, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, rates of exchange for certain currencies, including the Euro, have been highly volatile and this volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the Exchange Notes. Depreciation of the Euro against the home currency could result in a decrease in the effective yield of the Exchange Notes below the coupon rate, and in certain circumstances, could result in a loss to you on a home currency basis.

Under the terms of the Indenture under which the Exchange Notes are to be issued, if the Euro ceases to exist when payments on the Exchange Notes are due under any circumstances, AT&T may supplement the indenture to allow for payment in U.S. dollars.

The Exchange Notes will be governed by New York law. Under New York law, a New York state court rendering a judgment on the Exchange Notes would be required to render the judgment in the currency of the Exchange Notes. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the Exchange Notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a long time.

In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the Exchange Notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the Euro into U.S. dollars will depend upon various factors, including which court renders the judgment.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the Exchange Notes.

DESCRIPTION OF EXCHANGE NOTES

For purposes of this section “Description of Exchange Notes”, the terms “we”, “us”, “our” and “AT&T” shall refer to AT&T Inc. and not any of its subsidiaries. The terms of the Exchange Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The following is a summary of the material provisions of the Indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the Indenture in its entirety. See “Where You Can Find More Information”.

General

The Exchange Notes will be issued under our Indenture, dated as of May 15, 2013 (the “Indenture”), with The Bank of New York Mellon Trust Company, N.A., acting as trustee (the “Trustee”), as described in this prospectus. The Exchange Notes will be our unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under our Indenture. The Exchange Notes will constitute four separate series under the Indenture. We will issue the Exchange Notes in fully registered form only and in minimum denominations of €100,000 and integral multiples of €1,000 thereafter.

We may issue definitive Exchange Notes in the limited circumstances set forth in “— Certificated Exchange Notes” below. If we issue definitive Exchange Notes, principal of and interest on the Exchange Notes will be payable in the manner described below, the transfer of the Exchange Notes will be registrable, and the Exchange Notes will be exchangeable for new notes bearing identical terms and provisions, at the office of The Bank of New York Mellon, London Branch, the paying agent and registrar for the Exchange Notes, currently located at The Bank of New York Mellon, London Branch, One Canada Square, London E14 5AL. However, payment of interest, other than interest at maturity, or upon redemption, may be made by check mailed to the address of the person entitled to the interest as it appears on the security register at the close of business on the regular record date corresponding to the relevant interest payment date. Notwithstanding this, (1) the depositary, as holder of the Exchange Notes, or (2) a holder of more than €5 million in aggregate principal amount of Exchange Notes in definitive form can require the paying agent to make payments of interest, other than interest due at maturity, or upon redemption, by wire transfer of immediately available funds into an account maintained by the holder in the United States, by sending appropriate wire transfer instructions as long as the paying agent receives the instructions not less than ten days prior to the applicable interest payment date. Under the terms of the Indenture, if the euro ceases to exist when payments on the New Euro Notes are due under any circumstances, AT&T may supplement the Indenture to allow for payment in U.S. dollars. The principal and interest payable in U.S. dollars on an Exchange Note at maturity, or upon redemption, will be paid by wire transfer of immediately available funds against presentation of an Exchange Note at the office of the paying agent.

For purposes of the Exchange Notes, a business day means any day other than a Saturday or Sunday and that, in the City of New York or London, is not a day on which banking institutions are generally authorized or obligated by law to close, and is a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System, or any successor thereto, operates.

The Fixed Rate Exchange Notes

The 1.050% 2023 Exchange Notes offered in the Exchange Offers will bear interest at the rate of 1.050% per annum. The 2026 Exchange Notes offered in the Exchange Offers will bear interest at the rate of 1.800% per annum. The 2029 Exchange Notes offered in the Exchange Offers will bear interest at the rate of 2.350% per annum. We will pay interest on our 1.050% 2023 Exchange Notes, 2026 Exchange Notes and 2029 Exchange Notes in arrears on each September 4, commencing on September 4, 2019, to the persons in whose names the 1.050% 2023 Exchange Notes, 2026 Exchange Notes and 2029 Exchange Notes, respectively, are registered at the close of business on the business day preceding the respective interest payment date. The 1.050% 2023 Exchange Notes will mature on September 5, 2023, the 2026 Exchange Notes will mature on

September 5, 2026 and the 2029 Exchange Notes will mature on September 5, 2029. We will also pay interest on the Fixed Rate Exchange Notes on their respective maturity dates in an amount calculated for the one-day period since the last annual interest payment date.

Interest on the Fixed Rate Exchange Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Fixed Rate Exchange Notes, to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

Optional Redemption of the Fixed Rate Exchange Notes

Each series of the Fixed Rate Exchange Notes may be redeemed at any time prior to the applicable Par Call Date (as set forth in the table below), as a whole or in part, at our option, at any time and from time to time on at least 30 days’, but not more than 60 days’, prior notice sent to the registered address of each holder of the Fixed Rate Exchange Notes of such series to be redeemed. The redemption price will be calculated by us and will be equal to the greater of (1) 100% of the principal amount of the Fixed Rate Exchange Notes of such series to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), at a rate equal to the Treasury Rate (as defined below) plus a number of basis points equal to the applicable Make-Whole Spread (as set forth in the table below). In the case of each of clauses (1) and (2), accrued interest will be payable to the redemption date. Each series of the Fixed Rate Exchange Notes may be redeemed at any time on or after the applicable Par Call Date, as a whole or in part, at our option, at any time and from time to time, on at least 30 days’, but not more than 60 days’, prior notice sent to the registered address of each holder of the Fixed Rate Exchange Notes of such series, at a redemption price equal to 100% of the principal amount of such series of Fixed Rate Exchange Notes to be redeemed. Accrued interest will be payable to the redemption date.

Title of Series	Par Call Date	Make-Whole Spread
1.050% Global Notes due 2023	August 4, 2023	20 bps
1.800% Global Notes due 2026	June 4, 2026	25 bps
2.350% Global Notes due 2029	June 4, 2029	35 bps

“Treasury Rate” means the price, expressed as a percentage, at which the gross redemption yield on the Fixed Rate Exchange Notes of the applicable series, if they were to be purchased at such price on the third dealing day prior to the date fixed for redemption, would be equal to the gross redemption yield on such dealing day of the applicable Reference Bond (as defined below) on the basis of the middle market price of the Reference Bond prevailing at 11:00 a.m. (London time) on such dealing day as determined by the Company or an investment bank appointed by us.

“Reference Bond” means, in relation to any Treasury Rate calculation, a German government bond whose maturity is closest to the maturity of the Fixed Rate Exchange Notes of the applicable series, or if we or an investment bank appointed by us considers that such similar bond is not in issue, such other German government bond as we or an investment bank appointed by us, with the advice of three brokers of, and/or market makers in, German government bonds selected by us or an investment bank appointed by us, determine to be appropriate for determining such Treasury Rate.

“Remaining Scheduled Payments” means, with respect to each Fixed Rate Exchange Note of a series to be redeemed, the remaining scheduled payments of principal of and interest on such Fixed Rate Exchange Note that would be due after the related redemption date but for the redemption. If that redemption date is not an interest payment date with respect to the applicable series of Fixed Rate Exchange Notes, the amount of the next succeeding scheduled interest payment on the Fixed Rate Exchange Notes will be reduced by the amount of interest accrued on the Fixed Rate Exchange Notes to the redemption date.

On and after the redemption date, interest will cease to accrue on the Fixed Rate Exchange Notes or any portion of the Fixed Rate Exchange Notes called for redemption unless we default in the payment of the redemption price and accrued interest. On or before the redemption date, we will deposit with a paying agent or the Trustee money sufficient to pay the redemption price of and accrued interest on the Fixed Rate Exchange Notes to be redeemed on that date.

In the case of any partial redemption, selection of the Fixed Rate Exchange Notes of a series to be redeemed will be made by the Trustee by lot or pursuant to applicable depositary procedures.

The Floating Rate Exchange Notes

The Floating Rate Exchange Notes offered in the Exchange Offers will mature on September 5, 2023 (the “Floating Rate Maturity Date”). If the Floating Rate Maturity Date falls on a day that is not a EURIBOR business day, the payment of interest and principal will be made on the next succeeding EURIBOR business day, and no interest will accrue for the period from and after the Floating Rate Maturity Date.

The Floating Rate Exchange Notes offered in the Exchange Offers will bear interest from December 4, 2018 at a floating rate determined in the manner provided below, payable on March 4, June 4, September 4 and December 4 of each year (each such day, a “Floating Rate Interest Payment Date”), commencing on March 4, 2019, to the persons in whose names the Floating Rate Exchange Notes were registered at the close of business on the 15th day preceding the respective Floating Rate Interest Payment Date, subject to certain exceptions, including that the last interest payment date will be made on the Floating Rate Maturity Date, rather than the final Floating Rate Interest Payment Date (a difference of one day).

The per annum interest rate on the Floating Rate Exchange Notes (the “Floating Interest Rate”) in effect for each day of a Floating Rate Interest Period (as defined below) will be equal to the Applicable EURIBOR Rate plus 85 basis points (0.850%). The Floating Interest Rate for each Floating Rate Interest Period will be set on March 4, June 4, September 4 and December 4 of each year, and was set for the initial Floating Rate Interest Period on December 4, 2018 (each such date, a “Floating Rate Interest Reset Date”) until the principal on the Floating Rate Exchange Notes is paid or made available for payment (the “Floating Rate Principal Payment Date”); provided that the last Floating Rate Interest Reset Date will be on June 4, 2023, and will be calculated for the entire Floating Rate Interest Period, which for the avoidance of doubt, will include one additional day. If any Floating Rate Interest Reset Date (other than the initial Floating Rate Interest Reset Date which occurred on December 4, 2018) and Floating Rate Interest Payment Date would otherwise be a day that is not a EURIBOR business day, such Floating Rate Interest Reset Date and Floating Rate Interest Payment Date shall be the next succeeding EURIBOR business day, unless the next succeeding EURIBOR business day is in the next succeeding calendar month, in which case such Floating Rate Interest Reset Date and Floating Rate Interest Payment Date shall be the immediately preceding EURIBOR business day.

“EURIBOR business day” means any day that is not a Saturday or Sunday and that, in the City of New York or the City of London, is not a day on which banking institutions are generally authorized or obligated by law to close, and is a day on which the TARGET System, or any successor thereto, operates.

“Floating Rate Interest Period” shall mean the period from and including a Floating Rate Interest Reset Date to but excluding the next succeeding Floating Rate Interest Reset Date and, in the case of the last such period, from and including the Floating Rate Interest Reset Date immediately preceding the Floating Rate Maturity Date or Floating Rate Principal Payment Date, as the case may be, to but not including such Floating Rate Maturity Date or Floating Rate Principal Payment Date, as the case may be. If the Floating Rate Principal Payment Date or Floating Rate Maturity Date is not a EURIBOR business day, then the principal amount of the Floating Rate Exchange Notes plus accrued and unpaid interest thereon shall be paid on the next succeeding EURIBOR business day and no interest shall accrue for the Floating Rate Maturity Date, Floating Rate Principal Payment Date or any day thereafter.

The “Applicable EURIBOR Rate” shall mean the rate determined in accordance with the following provisions:

(1) Two prior TARGET days on which dealings in deposits in Euros are transacted in the Euro-zone interbank market preceding each Floating Rate Interest Reset Date (each such date, an “Interest Determination Date”), The Bank of New York Mellon, London Branch (the “Calculation Agent”), as agent for AT&T, will determine the Applicable EURIBOR Rate which shall be the rate for deposits in Euro having a maturity of three months commencing on the first day of the applicable interest period that appears on the Reuters Screen EURIBOR01 Page as of 11:00 a.m., Brussels time, on such Interest Determination Date. “Reuters Screen EURIBOR01 Page” means the display designated on page “EURIBOR01” on Reuters (or such other page as may replace the EURIBOR01 page on that service or any successor service for the purpose of displaying Euro-zone interbank offered rates for Euro-denominated deposits of major banks). If the Applicable EURIBOR Rate on such Interest Determination Date does not appear on the Reuters Screen EURIBOR01 Page, the Applicable EURIBOR Rate will be determined as described in (2) below.

(2) With respect to an Interest Determination Date for which the Applicable EURIBOR Rate does not appear on the Reuters Screen EURIBOR01 Page as specified in (1) above, the Applicable EURIBOR Rate will be determined on the basis of the rates at which deposits in Euro are offered by four major banks in the Euro-zone interbank market selected by AT&T (the “Reference Banks”) at approximately 11:00 a.m., Brussels time, on such Interest Determination Date to prime banks in the Euro-zone interbank market having a maturity of three months, and in a principal amount equal to an amount of not less than €1,000,000 that is representative for a single transaction in such market at such time. The Calculation Agent, upon direction from AT&T, will request the principal Euro-zone office of each of such Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the Applicable EURIBOR Rate on such Interest Determination Date will be the arithmetic mean (rounded upwards) of such quotations. If fewer than two quotations are provided, the Applicable EURIBOR Rate on such Interest Determination Date will be the arithmetic mean (rounded upwards) of the rates quoted by three major banks in the Euro-zone selected by AT&T at approximately 11:00 a.m., Brussels time, on such Interest Determination Date for loans in Euro to leading European banks, having a maturity of three months, and in a principal amount equal to an amount of not less than €1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks so selected as aforesaid by AT&T are not quoting as mentioned in this sentence, the relevant Floating Interest Rate for the Floating Rate Interest Period commencing on the Floating Rate Interest Reset Date following such Interest Determination Date will be the Floating Interest Rate in effect on such Interest Determination Date (i.e., the same as the rate determined for the immediately preceding Floating Rate Interest Reset Date).

The amount of interest for each day that the Floating Rate Exchange Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the Floating Interest Rate in effect for such day by 360 and multiplying the result by the principal amount of the Floating Rate Exchange Notes (known as the “Actual/360” day count). The amount of interest to be paid on the Floating Rate Exchange Notes for any Floating Rate Interest Period will be calculated by adding the Daily Interest Amounts for each day in such Floating Rate Interest Period.

The Floating Interest Rate and amount of interest to be paid on the Floating Rate Exchange Notes for each Floating Rate Interest Period will be determined by the Calculation Agent. The Calculation Agent will, upon the request of any holder of the Floating Rate Exchange Notes, provide the interest rate then in effect with respect to the Floating Rate Exchange Notes. All calculations made by the Calculation Agent shall in the absence of manifest error be conclusive for all purposes and binding on AT&T and the holders of the Floating Rate Exchange Notes. So long as the Applicable EURIBOR Rate is required to be determined with respect to the Floating Rate Exchange Notes, there will at all times be a Calculation Agent. In the event that any then acting Calculation Agent shall be unable or unwilling to act, or that such Calculation Agent shall fail to duly establish the Applicable EURIBOR Rate for any Interest Period, or that AT&T proposes to remove such Calculation Agent, AT&T shall appoint itself or another person which is a bank, trust company, investment banking firm or other financial institution to act as the Calculation Agent.

Global Clearance and Settlement

The Exchange Notes will be issued in the form of one or more Euro global notes in fully registered form, without coupons, and will be deposited on the Settlement Date with a common depositary for, and in respect of interests held through, Euroclear, and Clearstream Luxembourg. Except as described herein, certificates will not be issued in exchange for beneficial interests in the Euro global notes.

Except as set forth below, the Exchange Notes represented by the Euro global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream Luxembourg or their respective nominees.

Beneficial interests in the Exchange Notes represented by the Euro global notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream Luxembourg. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Investors may hold Exchange Notes directly through Euroclear or Clearstream Luxembourg, if they are participants in such systems, or indirectly through organizations that are participants in such systems.

Owners of beneficial interests in the Euro global notes will not be entitled to have Exchange Notes registered in their names, and will not receive or be entitled to receive physical delivery of Exchange Notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the Exchange Notes under the Indenture, including for purposes of receiving any reports delivered by us or the Trustee pursuant to the Indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the Indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in Euro global notes.

Persons who are not Euroclear or Clearstream Luxembourg participants may beneficially own Exchange Notes held by the common depositary for Euroclear and Clearstream Luxembourg only through direct or indirect participants in Euroclear and Clearstream Luxembourg. So long as the common depositary for Euroclear and Clearstream Luxembourg is the registered owner of the Euro global notes, the common depositary for all purposes will be considered the sole holder of the Exchange Notes represented by the Euro global notes under the Indenture and the Euro global notes.

Certificated Exchange Notes

If the applicable depositary is at any time unwilling or unable to continue as depositary for any of the Euro global notes and a successor depositary is not appointed by us within 90 days, we will issue the Exchange Notes in definitive form in exchange for the applicable Euro global notes. We will also issue the Exchange Notes in definitive form in exchange for the Euro global notes if an event of default has occurred with regard to the Exchange Notes represented by the Euro global notes and has not been cured or waived. In addition, we may at any time and in our sole discretion determine not to have the Exchange Notes represented by the Euro global notes and, in that event, will issue the Exchange Notes in definitive form in exchange for the Euro global notes. In any such instance, an owner of a beneficial interest in the Euro global notes will be entitled to physical delivery in definitive form of the Exchange Notes represented by the Euro global notes equal in principal amount to such beneficial interest and to have such Exchange Notes registered in its name. The Exchange Notes so issued in definitive form will be issued as registered in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof, unless otherwise specified by us. Our definitive form of the Exchange Notes can be transferred by presentation for registration to the registrar at its New York office and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the Trustee duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive Exchange Notes.

Euroclear and Clearstream Luxembourg Arrangements

So long as Euroclear or Clearstream Luxembourg or their nominee or their common depositary is the registered holder of the Euro global notes, Euroclear, Clearstream Luxembourg or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Euro global notes for all purposes under the Indenture and the Exchange Notes. Payments of principal, interest and additional amounts, if any, in respect of the Euro global notes will be made to Euroclear, Clearstream Luxembourg or such nominee, as the case may be, as registered holder thereof. None of us, the Trustee, any Dealer Manager and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the Euro global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Distributions of principal and interest with respect to the Exchange Notes represented by the Euro global notes will be credited in Euro to the extent received by Euroclear or Clearstream Luxembourg from the Trustee to the cash accounts of Euroclear or Clearstream Luxembourg customers in accordance with the relevant system’s rules and procedures.

Because Euroclear and Clearstream Luxembourg can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the Euro global notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

The holdings of book-entry interests in the Euro global notes through Euroclear and Clearstream Luxembourg will be reflected in the book-entry accounts of each such institution. As necessary, the Registrar will adjust the amounts of the Euro global notes on the register for the accounts of the common depositary to reflect the amounts of Euro global notes held through Euroclear and Clearstream Luxembourg, respectively.

Initial Settlement

Investors holding their Exchange Notes through Euroclear or Clearstream Luxembourg accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Exchange Notes will be credited to the securities custody accounts of Euroclear and Clearstream Luxembourg holders on the settlement date against payment for value on the Settlement Date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any Exchange Notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Secondary market sales of book-entry interests in the Exchange Notes held through Euroclear or Clearstream Luxembourg to purchasers of book-entry interests in the Euro global notes through Euroclear or

Clearstream Luxembourg will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream Luxembourg and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the Exchange Notes through Euroclear and Clearstream Luxembourg on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Euroclear and Clearstream Luxembourg on the same business day as in the United States. U.S. investors who wish to transfer their interests in the Exchange Notes, or to make or receive a payment or delivery of the Exchange Notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Euroclear or Clearstream Luxembourg is used.

Euroclear and Clearstream Luxembourg will credit payments to the cash accounts of Euroclear participants or Clearstream Luxembourg customers in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the Indenture on behalf of a Euroclear participant or Clearstream Luxembourg customer only in accordance with its relevant rules and procedures.

Euroclear and Clearstream Luxembourg have agreed to the foregoing procedures in order to facilitate transfers of the Exchange Notes among participants of Euroclear and Clearstream Luxembourg. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

The Clearing Systems

Clearstream Luxembourg. Clearstream Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg participants through electronic book-entry changes in accounts of Clearstream Luxembourg participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Luxembourg participant either directly or indirectly.

Distributions with respect to each series of the Exchange Notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream Luxembourg.

Euroclear. Euroclear has advised that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is owned by

Euroclear Clearance System Public Limited Company (ECSplc) and operated through a license agreement by Euroclear Bank S.A./N.V., a bank incorporated under the laws of the Kingdom of Belgium as the “Euroclear operator.”

The Euroclear operator holds securities and book-entry interests in securities for participating organizations and facilitates the clearance and settlement of securities transactions between Euroclear participants, and between Euroclear participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries.

The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services.

Non-participants of Euroclear may hold and transfer book-entry interests in the securities through accounts with a direct participant of Euroclear or any other securities intermediary that holds a book-entry interest in the securities through one or more securities intermediaries standing between such other securities intermediary and the Euroclear operator.

The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the “Terms and Conditions Governing Use of Euroclear” and the related operating procedures of Euroclear, and applicable Belgian law, which are collectively referred to as the “terms and conditions.” The terms and conditions govern transfers of notes and cash within Euroclear, withdrawals of notes and cash from Euroclear, and receipts of payments with respect to notes in Euroclear. All notes in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to each series of the Exchange Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay as additional interest on the Exchange Notes such additional amounts as are necessary so that the net payment by us or our paying agent of the principal of and interest on the Exchange Notes to a person that is a United States Alien, after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable in respect of the Exchange Notes had no withholding or deduction been required. As used herein, “United States Alien” means any person who, for United States federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust.

Our obligation to pay additional amounts shall not apply:

(1) to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner, or a fiduciary, settlor, beneficiary or member of the beneficial owner if the beneficial owner is an estate, trust or partnership, or a person holding a power over an estate or trust administered by a fiduciary holder:

(a) is or was present or engaged in a trade or business in the United States, has or had a permanent establishment in the United States, or has any other present or former connection with the United States or any political subdivision or taxing authority thereof or therein;

(b) is or was a citizen or resident or is or was treated as a resident of the United States;

(c) is or was a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or is or was a corporation that has accumulated earnings to avoid United States federal income tax;

(d) is or was a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”); or

(e) is or was an actual or constructive owner of 10% or more of the total combined voting power of all classes of stock of AT&T entitled to vote;

(2) to any holder that is not the sole beneficial owner of the Exchange Notes, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that the beneficial owner, a beneficiary or settlor with respect to the fiduciary, or a member of the partnership would not have been entitled to the payment of an additional amount had such beneficial owner, beneficiary, settlor or member received directly its beneficial or distributive share of the payment;

(3) to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner or any other person failed to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Exchange Notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4) to any tax, assessment or governmental charge that is imposed other than by deduction or withholding by AT&T or a paying agent from the payment;

(5) to any tax, assessment or governmental charge that is imposed or withheld solely because of a change in law, regulation, or administrative or judicial interpretation that is announced or becomes effective after the day on which the payment becomes due or is duly provided for, whichever occurs later;

(6) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or any similar tax, assessment or governmental charge;

(7) to any tax, assessment or other governmental charge any paying agent (which term may include us) must withhold from any payment of principal of or interest on any Exchange Note, if such payment can be made without such withholding by any other paying agent; or

(8) in the case of any combination of the above items.

In addition, any amounts to be paid on the Exchange Notes will be paid net of any deduction or withholding imposed or required pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and no additional amounts will be required to be paid on account of any such deduction or withholding.

The Exchange Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable. Except as specifically provided under this heading “— Payment of Additional Amounts” and under the heading “— Redemption Upon a Tax Event”, we do not have to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority.

Any reference in the terms of the Exchange Notes of each series to any amounts in respect of the Exchange Notes shall be deemed also to refer to any additional amounts which may be payable under this provision.

Redemption Upon a Tax Event

If (a) we become or will become obligated to pay additional amounts with respect to any Exchange Notes as described herein under the heading “— Payment of Additional Amounts” as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, any official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after February 15, 2018, or (b) a taxing authority of the United States takes an action on or after February 15, 2018, whether or not with respect to us or any of our affiliates, that results in a substantial probability that we will or may be required to pay such additional amounts, then we may, at our option, redeem, as a whole, but not in part, the Exchange Notes on any interest payment date on not less than 30 nor more than 60 calendar days’ prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption. No redemption pursuant to (b) above may be made unless we shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that we will or may be required to pay the additional amounts described herein under the heading “— Payment of Additional Amounts” and we shall have delivered to the Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion we are entitled to redeem the Exchange Notes pursuant to their terms.

Further Issues

We may from time to time, without notice to or the consent of the holders of any series of the Exchange Notes, create and issue further notes ranking equally and ratably with such series in all respects, or in all respects except for the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those further notes. Any further notes will have the same terms as to status, redemption or otherwise as, and will be fungible for United States federal income tax purposes with, the Exchange Notes of the applicable series. Any further Exchange Notes shall be issued pursuant to a resolution of our board of directors, a supplement to the Indenture, or under an officers’ certificate pursuant to the Indenture.

Notices

Notices to holders of the Exchange Notes will be given only to the depositary, in accordance with its applicable policies as in effect from time to time.

Prescription Period

Any money that we deposit with the Trustee or any paying agent for the payment of principal or any interest on any global note of any series that remains unclaimed for two years after the date upon which the principal and interest are due and payable will be repaid to us upon our request unless otherwise required by mandatory provisions of any applicable unclaimed property law. After that time, unless otherwise required by mandatory provisions of any unclaimed property law, the holder of the global note will be able to seek any payment to which that holder may be entitled to collect only from us.

Governing Law

The Exchange Notes will be governed by and interpreted in accordance with the laws of the State of New York.

Special Situations Covered by Our Indenture

Mergers and Similar Transactions

We are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company. However, we may not take any of these actions unless all the following conditions are met:

•

Where we merge out of existence or sell our assets, the company we merge into or sell to may not be organized under the laws of a foreign country. It must be a corporation organized under the laws of the United States, any State thereof, or the District of Columbia.

•	The company we merge into or sell to must agree to be legally responsible for our debt securities.

•

The merger, sale of assets or other transaction must not cause a default on the Exchange Notes, and we must not already be in default, unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described below under “ — Default and Related Matters — Events of Default — What Is an Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

Further, we may buy substantially all of the assets of another company without complying with any of the foregoing conditions.

Modification and Waiver of Your Contractual Rights

Under certain circumstances, we can make changes to the Indenture and the Exchange Notes. Some types of changes require the approval of each security holder affected, some require approval by a majority vote, and some changes do not require any approval at all.

Changes Requiring Your Approval. First, there are changes that cannot be made to your Exchange Notes without your specific approval. The following is a list of those types of changes:

•	to reduce the percentage of holders of Exchange Notes who must consent to a waiver or amendment of the Indenture;

•	to reduce the rate of interest on any Exchange Note or change the time for payment of interest;

•	to reduce the principal due on any Exchange Note or change the fixed maturity of any security;

•	to waive a default in the payment of principal or interest on any Exchange Note;

•	to change the currency of payment on an Exchange Note, unless the Exchange Note provides for payment in a currency that ceases to exist;

•	in the case of convertible or exchangeable Exchange Notes, to make changes to your conversion or exchange rights that would be adverse to your interests;

•	to change the right of holders to waive an existing default by majority vote;

•	to reduce the amount of principal or interest payable to you following a default or change your conversion or exchange rights, or impair your right to sue for payment; and

•	to make any change to this list of changes that requires your specific approval.

Changes Requiring a Majority Vote. The second type of change to the Indenture and the Exchange Notes is the kind that requires a vote in favor by security holders owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except as set forth in the following paragraph. The same vote would be required for us to obtain a waiver of an existing default. However, we cannot obtain a waiver of a payment default unless we obtain your individual consent to the waiver.

Changes Not Requiring Your Approval. The third type of change does not require any vote by holders of Exchange Notes. This type is limited to clarifications of ambiguous contract terms and other changes that would not materially adversely affect holders of the securities.

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

•

For original issue discount Exchange Notes, we will use the principal amount that would be due and payable on the voting date if the maturity of the Exchange Notes were accelerated to that date because of a default.

•	For Exchange Notes denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent determined on the date of original issuance of these securities.

Exchange Notes will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. An Exchange Note does not cease to be outstanding because we or an affiliate of us is holding the Exchange Note.

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding Exchange Notes that are entitled to vote or take other action under the Indenture. However, the Indenture does not oblige us to fix any record date at all. If we set a record date for a vote or other action to be taken by holders of a particular series of Exchange Notes, that vote or action may be taken only by persons who are holders of outstanding Exchange Notes of that series on the record date and must be taken within 90 days following the record date.

Holders who hold in “street name” and other indirect holders, including holders of any Exchange Notes issued as global securities, should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the Indenture or the securities or request a waiver.

Discharge of Our Obligations

We can fully discharge ourselves from any payment or other obligations on the Exchange Notes of any series if we make a deposit for you with the Trustee and certain other conditions are met. The deposit must be held in trust for your benefit and the benefit of all other direct holders of the securities and must be money or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the securities on their various due dates.

If we accomplish full discharge, as described above, you will have to rely solely on the trust deposit for repayment of the Exchange Notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

We will indemnify the Trustee and you against any tax, fee or other charge imposed on the U.S. government obligations we deposited with the Trustee or against the principal and interest received on these obligations.

Liens on Assets

The Indenture does not restrict us from pledging or otherwise encumbering any of our assets and those of our subsidiaries.

Default and Related Matters

Ranking Compared to Other Creditors

The Exchange Notes are not secured by any of our property or assets. Accordingly, your ownership of Exchange Notes means you are one of our unsecured creditors. The Exchange Notes are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness. However, the Trustee has a right to receive payment for its administrative services prior to any payment to holders of the Exchange Notes after a default.

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is an Event of Default? The term “event of default” with respect to any series of the Exchange Notes means any of the following:

•	We fail to make any interest payment on the Exchange Notes of such series when it is due, and we do not cure this default within 90 days.

•	We fail to make any payment of principal when it is due at the maturity of such series of Exchange Notes or upon redemption.

•

We fail to comply with any of our other agreements regarding a particular series of Exchange Notes or with a supplemental indenture, and after we have been notified of the default by the Trustee or holders of 25% in principal amount of the series, we do not cure the default within 90 days.

•	We file for bankruptcy, or other events in bankruptcy, insolvency or reorganization occur.

Remedies if an Event of Default Occurs

You and the Trustee will have the following remedies if an event of default occurs:

Acceleration. If an event of default has occurred and has not been cured or waived, then the Trustee or the holders of 25% in principal amount of the Exchange Notes of the affected series may declare the entire principal amount of and any accrued interest on all the Exchange Notes of that series to be due and immediately payable. An acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the Exchange Notes of the affected series, if all events of default have been cured or waived.

Duties of Trustee. If an event of default occurs, the Trustee will be obligated to use its rights and powers under the Indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Other Remedies of Trustee. If an event of default occurs, the Trustee is authorized to pursue any available remedy to collect defaulted principal and interest and to enforce other provisions of the securities and the Indenture, including bringing a lawsuit.

Majority Holders May Direct the Trustee to Take Actions to Protect Their Interests. The Trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the Trustee reasonable protection from expenses and liability. If the Trustee is provided with an indemnity or security reasonably satisfactory to it, the holders of a majority in principal amount of the relevant series of the Exchange Notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. These majority holders may also direct the Trustee in performing any other action under the Indenture.

Individual Actions You May Take if the Trustee Fails to Act. Before you bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the Exchange Notes, the following must occur:

•	You must give the Trustee written notice that an event of default has occurred and remains uncured.

•

The holders of 25% in principal amount of all outstanding Exchange Notes of the relevant series must make a written request that the Trustee take action because of the default, and must offer indemnity reasonably satisfactory to the Trustee against the cost and other liabilities of taking that action.

•	The Trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

•	During the 60-day period, the holders of a majority in principal amount of the Exchange Notes of that series do not give the Trustee a direction inconsistent with the request.

However, you are entitled at any time to bring an individual lawsuit for the payment of the money due on your Exchange Note on or after its due date.

Waiver of Default

The holders of a majority in principal amount of the relevant series of Exchange Notes may waive a default for all the relevant series. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default on your Exchange Note, however, without your individual approval.

We Will Give the Trustee Information About Defaults Annually

Every year we will give to the Trustee a written statement of one of our officers certifying that to the best of his or her knowledge we are in compliance with the Indenture and all securities under it, or else specifying any default.

The Trustee may withhold from you notice of any uncured default, except for payment defaults, if it determines that withholding notice is in your interest.

Holders who hold in “street name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the Trustee and how to make or cancel a declaration of acceleration.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences of the Exchange Offers. It applies to you only if you tender your Original Notes for Exchange Notes in this offering. This section is based on the Code, its legislative history, existing and proposed regulations, and published rulings and court decisions, all as currently in effect and subject to change, possibly with retroactive effect.

YOU SHOULD CONSULT WITH YOUR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFERS.

Treatment of the Exchange

For U.S. federal income tax purposes, you should not be treated as having disposed of Original Notes in a taxable exchange solely because you exchanged Original Notes for Exchange Notes, and you therefore should not recognize gain or loss as a result of this exchange. Accordingly, for U.S. federal income tax purposes, your tax basis in the Exchange Notes should equal your basis in your Original Notes, your holding period in the Exchange Notes should include your holding period in your exchanged Original Notes, and payments or accrual of interest, premium and principal on the Exchange Notes should be treated in the same manner as such payments or accruals were treated with respect to the Original Notes.

PLAN OF DISTRIBUTION

If you want to participate in the Exchange Offers, you must represent, among other things, that you:

•	are not a broker-dealer tendering Original Notes that you acquired directly from us for your own account;

•	are acquiring the Exchange Notes in the ordinary course of your business;

•	have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes; and

•	are not an “affiliate” as defined under Rule 405 of the Securities Act.

If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the no-action letters referred to above under “Summary — The Exchange Offers — Resale of Exchange Notes” and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. AT&T has agreed that, for a period of 90 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

AT&T will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offers and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the Expiration Date, AT&T will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all expenses incident to the Exchange Offers other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

THE EXCHANGE AGENT

The Bank of New York Mellon, London Branch, has been appointed as the Exchange Agent for the Exchange Offers. All correspondence in connection with the Exchange Offers should be sent or delivered by each holder of Original Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the Exchange Agent at the address and telephone number set forth on the back cover of this prospectus.

Questions concerning tender procedures and requests for additional copies of this prospectus should be directed to the Exchange Agent at the address and telephone number listed below. Holders of Original Notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the Exchange Offers.

We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

The address for The Bank of New York Mellon, London Branch, is:

The Bank of New York Mellon, London Branch, as Exchange Agent

c/o BNY Mellon International Corporate Trust

Merck House,

15 Seldown Lane,

Poole, Dorset, BH15 1PX

Attention: Debt Restructuring Group

Telephone: 00 44 (0) 1202 689644

Fax: 00 44 (0) 207 9642728

Questions and requests for assistance related to the Exchange Offers or for additional copies of this prospectus may be directed to the Exchange Agent at the telephone number and address listed above.

VALIDITY OF NOTES

Mr. Wayne Wirtz, Vice President – Associate General Counsel and Assistant Secretary of AT&T, is passing upon the validity of the Exchange Notes for us. As of October 11, 2018, Mr.  Wirtz owned less than 1% of the outstanding shares of AT&T.

EXPERTS

The consolidated financial statements of AT&T Inc. as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 included in AT&T’s Current Report on Form 8-K dated October 12, 2018, the financial statement schedule of AT&T for each of the three years in the period ended December 31, 2017 included in AT&T’s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of AT&T’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon incorporated by reference or included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Time Warner Inc. and subsidiaries appearing in Time Warner’s Annual Report on Form 10-K (including the schedule appearing therein) for the year ended December 31, 2017, incorporated by reference in AT&T’s Current Report on Form 8-K dated June 15, 2018, and the effectiveness of Time Warner’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

AT&T Inc.

OFFERS TO EXCHANGE

PROSPECTUS

The Exchange Agent for the Exchange Offers is:

The Bank of New York Mellon, London Branch

By Facsimile (Eligible Institutions Only):

00 44 (0) 207 9642728

By Mail or Hand:

The Bank of New York Mellon, London Branch

c/o BNY Mellon International Corporate Trust

Merck House,

15 Seldown Lane,

Poole, Dorset, BH15 1PX

Attention: Debt Restructuring Group

Telephone: 00 44 (0) 1202 689644

Requests for additional copies of this prospectus may be directed to the Exchange Agent at the address or telephone number set forth above. Beneficial owners may also contact their custodian for assistance concerning the Exchange Offers.

Until December 10, 2018, all dealers that effect transactions in the Exchange Notes, whether or not participating in the Exchange Offers, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.